Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS THIRD QUARTER 2018 RESULTS

Houston, TX — October 25, 2018 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced net income of $38.5 million or $1.02 per diluted share, for the quarter ended September 30, 2018, as compared to $22.3 million or $0.59 per diluted share, for the quarter ended September 30, 2017.   The Company reported revenue of $594.5 million in the current quarter, as compared to $480.9 million in 2017.  The Company reported free cash flow of $23.0 million in the current quarter, as compared to $39.5 million in 2017.  Backlog as of September 30, 2018 was $1.25  billion as compared to $1.23  billion as of June 30, 2018 and $901.2 million as of September 30, 2017.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “Thanks to superb execution and commitment by our field teams, we are happy to report our best ever quarterly results.  These strong earnings are accompanied by extraordinary same-store revenue growth, strong cash flow, and a record year-over-year increase in same-store backlog.”

The Company reported net income of $87.7 million or $2.33 per diluted share, for the nine months ended September 30, 2018, as compared to $47.7 million or $1.27 per diluted share, in 2017.  Earnings in the first quarter of 2018 included a $0.07 per diluted share increase due to a discrete tax item.  Earnings in the second quarter of 2018 included an $0.08 per diluted share benefit from a legal settlement.  The Company also reported revenue of $1.59  billion, as compared to $1.33 billion in 2017.  Free cash flow for the nine months ended September 30, 2018 was $47.0 million, as compared to $49.6 million in 2017.

Mr. Lane concluded, “Our pre-tax operating income for the first nine months of 2018 significantly exceeds last year’s record-setting full-year pre-tax operating income.  We are optimistic about the fourth quarter and about our 2019 prospects, and we believe that our recent and ongoing investments have positioned us to continue to capitalize on the continuing market strength in the majority of our markets.”

The Company will host a webcast and conference call to discuss its financial results and position on Friday,  October 26, 2018 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-866-318-8620 and enter 99721804 as the passcode.  The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 127 locations in 113 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	(Unaudited)				(Unaudited)
	2018	%	2017	%	2018	%	2017	%
Revenue	$594,536	100.0%	$480,851	100.0%	$1,594,520	100.0%	$1,326,850	100.0%
Cost of services	466,668	78.5%	379,993	79.0%	1,266,416	79.4%	1,054,300	79.5%
Gross profit	127,868	21.5%	100,858	21.0%	328,104	20.6%	272,550	20.5%

SG&A	75,297	12.7%	66,707	13.9%	216,528	13.6%	196,553	14.8%
Goodwill impairment	—	—	—	—	—	—	1,105	0.1%
Gain on sale of assets	(219)	—	(184)	—	(630)	—	(464)	—
Operating income	52,790	8.9%	34,335	7.1%	112,206	7.0%	75,356	5.7%

Interest expense, net	(1,127)	(0.2)%	(945)	(0.2)%	(2,548)	(0.2)%	(2,337)	(0.2)%
Changes in the fair value of contingent earn-out obligations	434	0.1%	2,469	0.5%	493	—	1,845	0.1%
Other income (expense)	39	—	10	—	4,062	0.3%	57	—
Income before income taxes	52,136	8.8%	35,869	7.5%	114,213	7.2%	74,921	5.6%

Provision for income taxes	13,595		13,585		26,466		27,188
Net income	$38,541	6.5%	$22,284	4.6%	$87,747	5.5%	$47,733	3.6%

Income per share
Basic	$1.03		$0.60		$2.36		$1.28
Diluted	$1.02		$0.59		$2.33		$1.27

Shares used in computing income per share:
Basic	37,294		37,232		37,236		37,259
Diluted	37,667		37,626		37,634		37,684

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018	%	2017	%	2018	%	2017	%

Net income	$38,541		$22,284		$87,747		$47,733
Provision for income taxes	13,595		13,585		26,466		27,188
Other expense (income), net	(39)		(10)		(4,062)		(57)
Changes in the fair value of contingent earn-out obligations	(434)		(2,469)		(493)		(1,845)
Interest expense, net	1,127		945		2,548		2,337
Gain on sale of assets	(219)		(184)		(630)		(464)
Goodwill impairment	—		—		—		1,105
Depreciation and amortization	11,010		10,437		30,732		27,336
Adjusted EBITDA	$63,581	10.7%	$44,588	9.3%	$142,308	8.9%	$103,333	7.8%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)

Cash and cash equivalents	$19,248	$36,542
Billed accounts receivable, net	497,861	382,867
Unbilled accounts receivable	40,251	—
Costs and estimated earnings in excess of billings	11,008	30,116
Other current assets	31,311	39,832
Total current assets	599,679	489,357
Property and equipment, net	102,960	87,591
Goodwill	231,190	200,584
Identifiable intangible assets, net	98,712	76,044
Other noncurrent assets	27,399	27,544
Total assets	$1,059,940	$881,120

Current maturities of long-term debt	$3,279	$613
Accounts payable	150,880	132,011
Billings in excess of costs and estimated earnings	131,152	106,005
Other current liabilities	160,535	135,099
Total current liabilities	445,846	373,728
Long-term debt	93,672	59,926
Other long-term liabilities	27,655	29,521
Total liabilities	567,173	463,175
Total stockholders’ equity	492,767	417,945
Total liabilities and stockholders’ equity	$1,059,940	$881,120

Selected Cash Flow Data (Unaudited) (In Thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Cash provided by (used in):
Operating activities	$30,484	$44,512	$68,002	$65,692
Investing activities	$(59,139)	$(16,155)	$(86,269)	$(110,906)
Financing activities	$19,902	$(33,326)	$973	$42,636

Free cash flow:
Cash from operating activities	$30,484	$44,512	$68,002	$65,692
Purchases of property and equipment	(7,936)	(5,184)	(22,059)	(16,830)
Proceeds from sales of property and equipment	416	179	1,077	784
Free cash flow	$22,964	$39,507	$47,020	$49,646

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.